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                                                                   EXHIBIT 10.27

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William J. Amelio                                1700 South Patterson Boulevard
Executive Vice President & COO                             Dayton, Ohio   45479
Retail and Financial Group


January 15, 2001


Mr. Gerald A. Gagliardi
Tinker Lane
Lyme, Connecticut  06371


Dear Gerald:

I am delighted to extend to you an offer of employment with NCR Corporation as Senior Vice President of the Worldwide Services Division. As you know, this offer is contingent on the approval of NCR Board of Directors. In this position, you will report directly to me. We'll need to discuss a mutually agreeable start date, but other details of your offer are as follows.

     Annual Base Salary - Your base salary will be $430,000, commencing as of
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     your effective start date.  You will be paid on a bi-weekly pay schedule, one week in arrears. Your paycheck will be automatically deposited in the bank of your choice via our convenient Easipay plan.

     Sign-On Bonus - You will be extended a $175,000 gross sign-on bonus in two
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     increments.  $100,000 will be paid to you within thirty days of your effective start date. All applicable taxes will be withheld from this award. Your sign-on bonus will not be treated as compensation for purposes of determining employee pensions and benefits. Assuming continued employment with NCR, a second gross payment of $75,000 will be paid to you after one year in the position described above.

     Incentive Award - You will be eligible to participate in the Management
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     Incentive Plan for Executive Officers (MIP), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. For your position, the targeted incentive opportunity is 60% of your salary ($258,000) and the maximum award is 120% ($516,000) of your salary. For 2001, compensation objectives will include revenue growth, profit and asset management measures.

     Equity Awards -
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     Stock Option Award- You will receive a stock option grant, as of your effective start date, for 100,000 shares of NCR common stock. The grant price will be determined by the fair market value of the average of the high and low share price of the Company's common stock on your first date of employment. These options will be subject to terms and conditions determined by the NCR Board of Directors. Future grants are discretionary and set annually by the Board of Directors. These stock options include a non-competition provision, have a ten-year term, and vest as follows:


     Initial Vesting Date - 1 year anniversary of start date - 1/3 of the grant

     Next Vesting Date - 2 year anniversary of start date - 1/3 of the grant

     Final Vesting Date - 3 year anniversary of start date - 1/3 of the grant

     The grant above includes your 2001 management stock option grant which is typically awarded to NCR managers in Q1 of each calendar year. You will be eligible for future management stock option grants based on market considerations. Although we cannot make a commitment about future stock option awards, given past awards for this position and current expectations, we would anticipate that the award of stock options would have an approximate face value of $2 million or more. Again, as I know you appreciate, any actual award will be as finally determined by NCR's Compensation Committee of the Board of Directors.

     Restricted Stock - You will receive a special restricted stock grant, as of your first date of employment, for 20,000 shares of NCR common stock.
     These shares will be set up in a record account in your name with NCR's Transfer Agent and Stock Registrar (American Stock Transfer), and will vest (become transferable) as follows:

     Initial Vesting Date - 1 year anniversary of start date - 1/4 of the grant

     Next Vesting Date - 2 year anniversary of start date - 1/4 of the grant

     Next Vesting Date - 3 year anniversary of start date - 1/4 of the grant

     Final Vesting Date - 4 year anniversary of start date - 1/4 of the grant

     In addition, the restricted stock will vest in full in the event of a Company initiated termination other than for "cause" or termination for "Good Reason" (defined in the same manner as in the NCR Change-in-Control Severance Plan for

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     Executive Officers). The restricted stock will be subject to other terms and conditions determined by the NCR Board of Directors, including a non-competition provision.

     Incentives in General - For an officer in your position, short- and long-
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     term incentives at NCR currently take the form of the MIP and stock options. Since these incentives are designed to address the conditions of an ever-changing marketplace, NCR cannot make any definitive representations concerning the continuation of either program or the size of the individual awards.

     Vacation - In recognition of your prior work experience, you will be
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     eligible for four weeks of paid vacation.

     NCR Benefits - On your first day of employment with NCR, the company
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     provides you and your eligible dependents with the following core benefit coverage:

           NCR Health Care Coverage
           NCR Dental Care Coverage
           Short-Term and Long-Term Disability Coverages
           Life Insurance Coverage
           Accidental Death and Dismemberment Insurance Coverage

     As a new employee of NCR, you have the opportunity to design your own personalized benefit program through Personal Choice, the company's flexible benefits program. After your employment commences, you will receive the NCR Benefits Information Package, and a Benefit representative will meet with you to guide you through any questions you may have.

     Additionally, you will be eligible to participate in the NCR Pension Plan, the NCR Savings Plan (401k), and the NCR Stock Purchase Plan.

     Retirement - In addition to your participation in the NCR Pension Plan
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     (qualified plan), you will also participate in the following nonqualified pension plans:

     The Retirement Plan for Officers of NCR Corporation (SERP II) - The plan, provides a career average pension of 2.5% of the total of your base salary and MIP award, times your years of service as an Officer and less pension accrued as an Officer in other NCR sponsored plans. While this plan currently vests after ten years of officer service, NCR plans to recommend to the Compensation Committee of the Board of Directors that the vesting take place after five years. However, there can be no assurance that this proposed change will be adopted.

     The NCR Mid-Career Hire Supplemental Pension Plan - This plan, provides a pension supplement to make up for lost pension that could result from not having a "full career" with one company. This pension supplement is in addition to the SERP II benefit.

     Financial Counseling - You will be eligible to participate in a financial
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     counseling program provided through one of three consulting firms designated by the Company. The Company will pay up to $8,000 annually for financial planning, estate planning and tax preparation plus a gross-up for the tax impact of this service. Further information on this program will be provided separately.

     Relocation - You will be eligible for relocation benefits under NCR's
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     Relocation Policy under "Tier IIB" executive benefits.  In addition, NCR will pay you a $15,000 gross payment to assist you in your special relocation needs in both 2001 and 2002.

     Change in Control - You will participate in NCR's current Change in Control
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     Severance Plan for Executive Officers.  In the event of a qualified Change-
     In-Control (as defined in this Plan), you will receive three times your base salary and targeted bonus plus immediate vesting of your NCR stock options and restricted stock.

     Special Severance - In the event of a Company initiated termination other
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     than for "cause" or termination for "Good Reason" (defined in the same manner as in the NCR Change-in-Control Severance Plan for Executive Officers), you will receive a cash payment of one times your annual base salary and immediate vesting of your NCR restricted stock.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason. Also, this offer is contingent upon completion of full reference checks.

Gerald, we are enthusiastic about the contributions, experience and vision you can bring to NCR. The company is positioned well in our market to be exceedingly successful and I personally would like to extend this opportunity for you to be a part of my senior management team.

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If you have any questions concerning the details of the appointment, please feel free to contact Wilbert Buiter or me.


Sincerely,

/s/ Bill Amelio
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Bill Amelio
Executive Vice President & COO
Retail and Financial Group

/s/ Gerald Gagliardi                     January 16, 2001
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Agreed and Accepted                             Date
Gerald Gagliardi

pc:  W. Buiter

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